Exhibit 99.1

For Immediate Release	For Investor Inquires, contact:
April 28, 2004	Thomas K. Peck
2004-06	317/808-6168

For Media Inquires, contact:
Donna M. Hovey
317/808-6137

Duke Realty Announces First Quarter Earnings

Oklak Replaces Hefner as CEO per Previously Announced Succession Plan

Common and Preferred Stock Dividends Also Announced

Indianapolis - Duke Realty Corporation (DRE/NYSE) reported today that net income available for common shareholders for the first quarter of 2004 was $32.9 million compared to $37.5 million for the first quarter of 2003.  This decrease was primarily a result of lower earnings from property sales.  On a per share basis, first quarter 2004 net income available for common shareholders was $0.23 per share compared with $0.28 per share for the first quarter of 2003.  All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

Funds from operations (“FFO”) increased to $81.0 million for the first quarter of 2004 versus $77.2 million for the same period in 2003.  On a per share basis, first quarter FFO was unchanged at $0.57 per share compared to the first quarter of 2003.  Following the redemption of both its Series D and Series E preferred shares during the first quarter, the Company’s net income and FFO for the first quarter of 2004 were each reduced by $3.6 million, or $0.02 per share, as a result of the required application of FASB-EITF Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.”  There were no such charges in the first quarter of 2003.

-more-

FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.  A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

As indicated in previous succession planning announcements, Denny Oklak was named Chief Executive Officer at the Company’s Board of Directors’ meeting earlier today.  He succeeds Tom Hefner who will remain Chairman of the Board for one more year.  Denny has been with the Company for more than 17 years and previously held the positions of President and Chief Operating Officer.

Commenting on the appointment of Denny Oklak to CEO, Tom Hefner, Chairman of the Board, stated,

“I am confident that Denny is the right person to lead Duke Realty Corporation into the future.  He has made tremendous contributions to the Company over the past 17 years and will continue to do so in the years to come.  Under his leadership, I am confident the Company will capitalize on its proven business model, talented management team and strong balance sheet to continue the strong performance of Duke Realty Corporation.”

Additionally, the Company’s Board of Directors declared a quarterly dividend of $.46 per common share, or $1.84 per share on an annualized basis.  The dividend is payable on May 28, 2004 to common shareholders of record on May 14, 2004.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.99875	June 16, 2004	June 30, 2004

Series I	DREPRI	$.52813	June 16, 2004	June 30, 2004

Series J	DREPRJ	$.41406	May 14, 2004	May 28, 2004

Series K*	DREPRK	$.48750	May 14, 2004	May 28, 2004

* This first dividend for the Series K preferred shares applies from the issue date of February 13, 2004 through May 31, 2004.  In the future, the normal quarterly dividend payment is expected to be $0.40625 per share.

Denny Oklak, Chief Executive Officer, commenting on Duke’s first quarter performance, stated,

“With continued occupancy improvement in both our industrial and office portfolios, we were generally pleased with the Company’s performance during the quarter.  Occupancy remains our primary focus and the most important driver of our business.  New acquisitions and development starts are at relatively modest levels, however, and we continue to be patient as we evaluate new opportunities.  Looking toward the balance of the year, we remain comfortable with our previously established FFO guidance range for 2004 of $2.42 to $2.57 per share.  In the second quarter, we anticipate improvement in FFO compared to the first quarter, with expectations of $0.59 to $0.61 per share.”

Property information at March 31, 2004 was as follows:

•                  The Company’s 887 in-service properties totaling 107.7 million square feet were 89.5 percent leased compared to 89.3 percent leased at December 31, 2003.

•                  The Company’s value creation pipeline, totaled $313 million, including $66 million of developments with an expected stabilized return of 9.5 percent that Duke plans to own indefinitely after completion; $69 million of developments with an expected stabilized return of 9.8 percent that the Company plans to sell within approximately one year of completion; and a $178 million backlog of third-party construction volume with a 6.8 percent pre-tax profit margin.

•                  Including 2.1 million square feet of projects under development that were 88.0 percent pre-leased, the Company’s total portfolio at the end of the first quarter consisted of 899 properties totaling nearly 110 million square feet that were 89.4 percent leased, up from 88.9 percent leased at December 31, 2003.

The Company also disclosed the following information for the first quarter of 2004:

•                  Duke renewed 73 percent of leases up for renewal, totaling 3.0 million square feet, on which net effective rents increased 3.6 percent.

•                  First quarter same property net operating income for 2004 decreased 0.1 percent.

•                  Property sales in the first quarter totaled $24.7 million at an average stabilized capitalization rate of 8.2 percent.

•                  Acquisitions in the first quarter totaled $15.4 million at a stabilized capitalization rate of 12.2 percent.

•                  The Company’s interest and fixed-charge coverage ratios in the first quarter were 3.9 and 3.1, respectively, and its debt-to-total market capitalization ratio was 29.0 percent at March 31, 2004.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke’s Form 8-K Report as filed with the Securities and Exchange Commission on July 24, 2003 for additional information concerning these risks.

Duke Realty Corporation is the largest publicly traded office and industrial real estate company in the United States.  Offering a complete range of real estate products and services, Duke produces approximately $800 million in annual revenue from more than 4,100 tenants and focuses on building dominant market positions in each of its 13 geographic platforms across the Midwest and the Sunbelt.  Duke owns interests in nearly 110 million square feet of properties, has over 1,000 employees and owns or controls more than 3,600 acres of undeveloped land that can support approximately 56 million square feet of future development.  Visit Duke on the web at www.dukerealty.com.

A copy of the Company’s March 31, 2004 supplemental information fact book will be available after 7:00 p.m. EDT today in the Investor Information section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 3:00 p.m. Eastern Daylight Time (New York time) to discuss its first quarter operating results.  All investors are invited to listen to this call, which can be accessed through the Investor Information section of the Company’s web site at www.dukerealty.com.

Financial Highlights

(in thousands, except per share data)

	Three Months Ended March 31
	2004	2003
Operating Results
Revenues from continuing operations	$202,785	$190,032
Earnings from rental operations	43,986	42,464
Earnings from service operations	2,042	2,053
Net income for common shareholders - Basic	32,886	37,477
Net income for common shareholders - Diluted	36,222	41,602
Funds from operations - Basic	80,981	77,190
Funds from operations - Diluted	89,238	88,128

Per Share:
Net income - common shareholders - Basic	$0.24	$0.28
Net income - common shareholders - Diluted	$0.23	$0.28
Funds from operations - Basic	$0.59	$0.57
Funds from operations - Diluted	$0.57	$0.57
Dividend payout ratio of funds from operations	80.7%	79.8%
Weighted average shares outstanding
Basic - Net income and Funds from operations	138,398	135,170
Diluted - Net income	156,913	150,627
Diluted - Funds from operations	156,995	155,634

Balance Sheet Data	March 31 2004	December 31 2003

Net real estate investments	$4,840,145	$4,851,248
Total assets	5,626,464	5,561,249
Total debt	2,402,670	2,335,536
Shareholders’ equity	2,692,951	2,666,749
Common shares outstanding at end of period	141,993	136,594

Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended March 31
	2004			2003
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$32,886	138,398	$0.24	$37,477	135,170	$0.28
Add back:
Minority interest in earnings of unitholders	3,336	14,046		4,125	14,802
Dilutive effect of Convertible Preferred D Shares		3,510
Other common stock equivalents		959			655
Fully Diluted Net Income	36,222	156,913	$0.23	41,602	150,627	$0.28
Adjustments:
Depreciation and Amortization	52,397			47,672
Company Share of Joint Venture Depreciation and amortization	4,588			5,003
(Earnings) from depreciable property sales	(4,009)			(8,613)
Dilutive effect of Convertible Preferred D Shares	40	82		2,464	5,007
Fully Diluted Funds From Operations	$89,238	156,995	$0.57	$88,128	155,634	$0.57

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